Exhibit 10.11

Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[******]” to indicate where omissions have been made.

Supplemental

No. 44300.S.001

Between

NextNav LLC

And

AT&T Services, Inc.

Equipment, Network Colocation, and Installation

Overview of Equipment, Network Colocation, and Installation Agreement

Preamble

This Agreement is pursuant to and hereby incorporates by reference the terms and conditions of Material and Services Agreement No. 44300.C dated, October 17, 2016 (“Master Agreement”), except to the extent modified or supplemented below. Any such modifications or supplements are for the purpose of this Agreement only and shall not affect Master Agreement No. 44300.C or any other agreement. In the event of a conflict between this Agreement and Master Agreement No. 44300.C, the terms and conditions of this Agreement will govern for the purpose of this Agreement only.

This Supplemental Agreement No. 44300.S.001 (this “Agreement”) is entered into and effective as of the date this Agreement is signed (the “Effective Date”) by and between NextNav LLC, a Delaware limited liability corporation (“Supplier”), and AT&T Services, Inc., a Delaware corporation (“AT&T”), each a “Party” and, together, the “Parties.” Capitalized terms used herein but not defined within the body of this Agreement shall have the meanings ascribed to them in Appendix A - Definitions.

Master Agreement No. 20160726.016.C has been renumbered as Master Agreement No. 44300.C and all supplements and amendments going forward shall be numbered utilizing the new Agreement number 44300.

Execution of Supplemental Agreement No. 44300.S.002 (“Supplemental Agreement”),Supplier closing on committed funding of no less than US$65,000,000, and the Parties agreeing upon a mutually acceptable form of security to secure Supplier's obligation to pay US$5,000,000 are each conditions precedent to AT&T's performance under this Agreement, and AT&T may terminate this Agreement and Agreement 44300.S.002 if all conditions precedent have not been satisfied by January 6, 2020. For the avoidance of doubt, an escrow or letter of credit arrangement are acceptable forms of security subject to the Parties agreement on documentation.

For the avoidance of doubt, the parties will use commercially reasonable efforts to timely perform all obligations under sections 1.4 of the Supplemental Agreement.

1.0	Scope of Agreement

1.1	Deliverables and Pricing

Supplier shall provide to AT&T the Deliverables (other than licensed Deliverables) described in Appendix B - Description of Deliverables and Pricing subject to the terms and conditions of this Agreement as requested in Orders submitted to Supplier by AT&T. AT&T shall pay the price of such Deliverables as stated in Appendix B.

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1.2	Orders

AT&T may, at AT&T's election, submit Orders for Deliverables to Supplier pursuant to this Agreement (a) in a form agreed to by the Parties, or (b) via AT&T's electronic ordering system. Subject to agreement on Delivery Dates, Supplier shall accept all Orders submitted to it by AT&T for Deliverables, or as otherwise agreed to by the Parties in writing. The terms of this Agreement govern all Orders for Deliverables that AT&T may place with Supplier. The Parties may vary or supplement the terms of this Agreement in an Order through Special Terms and Conditions, which shall take precedence over any inconsistent term of this Agreement and shall only apply to such Order. In the event of a conflict between the terms of an Order and this Agreement, the terms of the applicable Order shall prevail with respect to that Order.

1.3	Term of Agreement

a.	This Agreement shall be effective on the Effective Date and shall continue for a term of seven (7) years during which time AT&T shall be solely responsible for LTE backhaul and power associated with equipment pursuant to this Agreement; provided, however, that at any time after three (3) years from the Effective Date, AT&T may provide Supplier with notice that AT&T is not actively utilizing:

(i)	Supplier's Z-Axis services for wireless 9-1-1 services;

(ii)	Supplier's Z-Axis SDK in any FirstNet Host Mobile Application originally sold by AT&T, or Supplier's Z-Axis SDK is not incorporated at AT&T's direction into a FirstNet Host Mobile Application sold by a third party; and

(iii)	Supplier's Z-Axis SDK in any non-FirstNet Host Mobile Application originally sold by AT&T, or with the Z-Axis SDK incorporated at AT&T's direction into a non-FirstNet Host Mobile Application sold by a third party (“Notice of Non-Use”).

A “Host Mobile Application” has the same meaning as that terms is given in Supplemental Agreement No. 44300.S.002.

For the avoidance of doubt, the presence of the NNCS on a device does not constitute “use” of Supplier's services for the purposes of this Agreement.”

“Actively utilizing” Supplier's Z-Axis SDK means the following: AT&T using the Z- Axis SDK in an active state for a FirstNet Host Mobile Application or non-FirstNet Host Mobile Application. If the Z-Axis SDK is deactivated and no licenses are active, then this will be considered AT&T not using Supplier's Deliverables as defined herein. Supplier represents and warrants that Supplier can and will track “active” use of its SDK and AT&T will rely upon Supplier to provide reports and statuses on “active” or “inactive” use of the Z-Axis SDK.

In the event that AT&T provides Supplier with Notice of Non-Use pursuant to this Subsection 1.3(a), Supplier may either choose to terminate this Agreement or continue this Agreement for the remainder of any or all of the remaining initial seven (7) year term, provided that:

(i)	Supplier is not in breach of this Agreement;

(ii)	Supplier does not breach this Agreement and remains current in the payment of all amounts due from Supplier under this Agreement; and

(iii)	Supplier assumes the obligation to timely pay to AT&T for maintenance, LTE backhaul, power, and lease costs, if any, associated with equipment pursuant to this Agreement.

b.	Any Order in effect on the date when this Agreement expires or is terminated shall continue in effect until such Order either (i) expires by its own terms or (ii) is separately terminated, prior to its own scheduled expiration, as provided in this Agreement. The terms and conditions of this Agreement shall continue to apply to such Order as if this Agreement were still in effect. Likewise, termination or expiration of the Master Agreement shall not affect the obligations of either Party to the other Party pursuant to this Agreement, and the terms and conditions of the Master Agreement shall continue to apply to this Agreement as if the Master Agreement were still in effect.

c.	Upon expiration or termination of this Agreement or a relevant Order, AT&T shall: (i) cease to use, and not allow any 3rd party to license or use the Materials, nor transfer Materials to any 3rd party except for the sole purpose of destroying the Materials; (ii) maintain strict confidentiality about the location, placement, installation and other matters related to the physical presence of the Materials, acknowledging that the location, installation and placement of such Materials constitutes NextNav Intellectual Property; (iii) permanently disconnect connectivity, including disabling SIM cards in the Materials; and (iv) if the Materials are de-installed, notify NextNav of their disposition.

d.	Protective Provisions

The Parties shall cooperate in good faith to negotiate the Protective Provisions to ensure continuity of the Services in accordance with the requirements of this Agreement. The Protective Provisions shall address (and provide for the release of the material on deposit in the software escrow), for example, without limitation, the following events: (i) Supplier ceases or threatens to cease performing or operating, or is or becomes, or reasonably may become, generally unable to perform or operate, its business related to the AT&T business, including, without limitation, that Supplier's progress or ability with regard to the performance of the Agreement or delivery of support services is generally so inadequate that Supplier cannot reasonably be expected to timely satisfy material obligations under the Agreement, including any obligations regarding development, delivery or support services; (ii) a Bankruptcy Event renders Supplier unable to provide Services as Supplier is contractually bound to provide; (iii) there are five (5) for more Outage Events in any consecutive six (6) month period; or (iv) AT&T reasonably believes Supplier may become generally unable to perform or operate its business related to the AT&T business or that a Bankruptcy Event may occur (each a “Service Continuity Event”). In addition, the Protective Provisions shall address customary triggers related to the Supplier's financial condition. Notwithstanding the foregoing, to the extent a Service Continuity Event occurs solely as a result of subsection (iv), unless otherwise agreed to in writing by the Parties, such Service Continuity Event shall cease to occur on the 61st day after the date of any notice provided by AT&T to Supplier notifying Supplier of such Service Continuity Event if no other Service Continuity Event has occurred during that time. The Parties shall enter into an addendum to establish the details of the Protective Provisions (as defined herein) that would apply during a Service Continuity Event as soon as commercially reasonable with the goal of finalizing agreement on such Protective Provisions no later than October 30, 2019; provided, however, that this Section is effective immediately even if a Service Continuity Event occurs before the parties have finalized agreement on the Protective Provisions. If the Parties should fail to agree upon the terms of a Protective Provisions Addendum by the date set forth in this Agreement or upon such later date as may be agreed upon by the Parties either Party may terminate this Agreement without liability.

2.0	Delivery, Performance, Acceptance, and Availability

2.1	Acceptance Test Period

Section 2.4 of the Master Agreement does not apply to this Agreement.

Each model of Material will be tested by AT&T pursuant to the CSO Security Test and RAN/Device Aggression Policy criteria; once tested and accepted, such acceptance not to be unreasonably withheld, it will then be available for installation and/or deployment.

2.2	Material or Services Not in Compliance with Specifications

In the event AT&T instructs Supplier to Deliver non-conforming Material, Supplier shall be relieved of any of its warranty obligations with respect to the applicable nonconformity.

2.3	Anticipated Delays

If Supplier becomes aware of any event or circumstance that causes Supplier to anticipate a reasonably certain delay in its performance of its obligations beyond the Delivery Date, then Supplier shall notify AT&T as soon as reasonably possible, of the event or circumstance and the length of the anticipated delay. If the events or circumstances causing the anticipated delay are anticipated to cause a delay of more than six (6) months, then AT&T may terminate the Order without liability after receipt of such notification. If for any reason AT&T does not terminate such Order after receipt of a notice under this Section, then AT&T and Supplier shall negotiate in good faith to modify the Order so as to extend the Delivery Date. If the Parties fail to reach agreement on an extended Delivery Date after negotiating for a reasonable time, or if Supplier fails to meet an extended Delivery Date, then AT&T may terminate the Order immediately without liability.

2.4	Spare Parts / Termination Assistance Service

Upon expiration or termination of this Agreement for any reason, Supplier will have no further obligations whatsoever to provide Technical Information or technical assistance to AT&T for the Materials and Services provided under this Agreement, including, but not limited to, technical support and field service and assistance, provision of technical bulletins and updated user manuals, and telephone assistance to assist with installation, operation, maintenance and problem resolution.

3.0	Intellectual Property. That Section 6.1 of the Master Agreement shall not apply to this Agreement and the following clause shall be added in its place:

3.1	Incidental Development and Reservation of Rights.

a.	Incidental Development. The parties do not currently anticipate that there will be any Paid-For Development under this Agreement (including under any subordinate agreement, SOW or Order hereunder). Any Paid-For Development should be negotiated and performed under a standalone, separate written agreement mutually executed by the Parties. In the event, however, AT&T is charged monies for any development, enhancement or modification performed by or on behalf of Supplier under this Agreement (“Paid-For Development”), Supplier shall assign and hereby assigns to AT&T all right, title and interest in such Paid-For Development. (In no event shall Paid-For Development include Items i) owned by Supplier to the extent and in the form they existed prior to the date Supplier began any work under this Agreement, ii) to the extent developed by Supplier independently of any work performed under this Agreement, or iii) to the extent that they constitute Mere Reconfigurations. AT&T's payment of Supplier's standard license fees, standard installation fees, or standard maintenance-and- support fees shall not be deemed a payment triggering Paid-For Development. Thereafter, Supplier may request that AT&T assign back to Supplier such right, title and interest, and AT&T shall not unreasonably withhold its agreement to make such assignment, provided however that, in the event AT&T does agree to make such assignment, Supplier agrees to (1) grant AT&T and its affiliates a perpetual, irrevocable, royalty-free, world-wide, non-exclusive license to (a) make, copy, use, import, create derivative works of, sell, offer to sell, disclose, distribute and otherwise exploit the Paid- For Development in AT&T's and its affiliates' present and future business operations, and (b) sublicense others to do these same activities on AT&T's behalf (such sublicense including, without limitation, the right of AT&T customers to use AT&T products and services), and (2) pay AT&T, in compensation for the assignment, an amount equal to the monies AT&T previously paid to Supplier for such Paid-For Development. Any such assignment to Supplier, along with the attendant license and reimbursement to AT&T and its affiliates, shall be made in a separate written, mutually executed, agreement.

b.	Reservation of Rights. Other than as to Paid-For Development, or as provided elsewhere in this Agreement, Supplier is not transferring or granting to AT&T any right, title or interest, or granting AT&T or its customers any license or permissions (other than those related to distributing or making use of Items provided by or on behalf of Supplier) in or to any or all Items provided by or on behalf of Supplier. Notwithstanding any other provision in this Agreement, AT&T is not transferring or granting to Supplier any right, title, or interest in or to (or granting to Supplier any license or other permissions in or to) any or all: a) Items created by or on behalf of AT&T or directly or indirectly provided to Supplier (in any form, including, without limitation, verbally) by or on behalf of AT&T or its third party providers (“AT&T Provided Items”); b) Paid-For Development; or c) Intellectual Property Rights, including, without limitation, any Intellectual Property Rights in or to any AT&T Provided Items or Paid-For Development. AT&T Provided Items and Paid-For Development shall constitute AT&T Information under this Agreement.

c.	Definitions.

1.       “Items” shall mean any or all inventions, discoveries, ideas (whether patentable or not), and all works and materials, including but not limited to products, devices, computer programs, source codes, designs, files, specifications, texts, drawings, processes, feedback, data or other information or documentation in preliminary or final form, and all Intellectual Property Rights in or to any of the foregoing.

2.       “Intellectual Property Rights” means all patents (including all reissues, divisions, continuations, and extensions thereof) and patent applications, trade names, trademarks, service marks, logos, trade dress, copyrights, trade secrets, mask works, rights in technology, database rights, know-how, rights in content (including but not limited to performance and synchronization rights), or other intellectual property rights, protected under the laws of any domestic or foreign governmental authority having jurisdiction.

3.       “Mere Reconfigurations” means those specific reconfigurations of Supplier's pre existing software performed by Supplier under this Agreement, but only to the extent that such reconfiguration does not add any features, functionality, or capabilities.

3.2	Publicity

Neither Party shall use (a) the other Party's or its Affiliates' names, trademarks, service marks, designs, logos or symbols or (b) any language or pictures which could in that Party's reasonable judgment imply that Party identities, or an endorsement by that Party, its Affiliates or any of its or their employees in any communication of whatever nature without the other Party's prior written consent, which that Party shall not unreasonably withhold. Each Party shall refer to the other Party any questions from the media or third parties regarding the Deliverables or the relationship between the Parties and shall not discuss the relationship between the Parties with the media or third parties.

4.0	Compliance

4.1	AT&T Derived Information

a.	AT&T Data Assets” means the following:

i.	Customer Information,

ii.	AT&T employee personal, health or financial information (collectively “Employee Data”) to the extent received or collected by or on behalf of Supplier in connection with this Agreement, and

iii.	Data in any form from AT&T's network, hardware and/or software components that, in connection with this Agreement, was either:

a.	collected by Supplier or on Supplier's behalf or

b.	received or stored by Supplier or on Supplier's behalf.

The term “AT&T Data Assets” does not include any data (i) that came to be in the possession or control of Supplier by a lawful manner that was unrelated to this Agreement and independent of Supplier's relationship with AT&T or (ii) collected by Supplier directly from the Supplier Network, even if such data is otherwise identical to AT&T Data Assets and even if the source of such data was an AT&T customer; provided, however, that nothing herein in any way alters or dilutes the Parties obligations to otherwise comply the relevant provisions of this Agreement including the provisions relating to AT&T Data Assets and Customer Information.

b.	“AT&T Derived Information” means any information resulting from processing AT&T Data Assets - either alone or in combination with other data - by or on behalf of Supplier. As used herein, “processing” includes, without limitation, aggregation, enhancement (e.g., joining with other data sets), reformatting, manipulation, modification, analysis, translation, condensation, compilation, analysis and evaluation.

c.	Supplier acknowledges and agrees that, in the course of negotiating this Agreement, Supplier made certain representations to AT&T regarding the anonymization of end user data that relied upon Supplier assigning an “Anonymous NNCS Identifier” to individual end user information. Among other things, Supplier represented that the:

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Supplier agrees that it will notify AT&T immediately upon any changes to its anonymization practices. Once notified, AT&T reserves the right to modify the terms of this Agreement to appropriately account for the changes in Supplier's anonymization practices and/or terminate Agreement.

Supplier shall not collect any AT&T Data Assets or AT&T Derived Information. Supplier shall anonymize all AT&T Data Assets and AT&T Derived Information in the event that Supplier comes into possession of any such data.

4.2	Rights

AT&T is not transferring or granting to Supplier any right, title, or interest in or to (or granting to Supplier any license or other permissions in or to any or all AT&T Derived Information, including any right by Supplier to use the AT&T Derived Information for any purpose other than to fulfill Supplier's obligations under this Agreement.

4.3	Quality Assurance - TL 9000

Section 7.6 of the Master Agreement does not apply to this Agreement; provided, however, Supplier agrees to comply with the following:

Quality Assurance - Supplier Documented QMS

a.	Quality. Supplier shall ensure an ongoing commitment to quality in the Deliverables furnished under this Agreement. Supplier shall have documented processes and shall ensure all Subcontractors that provide a portion of Deliverables have documented processes. Upon AT&T's request Supplier shall provide to AT&T:

i.	a copy of Supplier's and each of its Subcontractors' quality manuals; and

ii.	a copy of Supplier's and each of its Subcontractors' quality audit plans, audit schedules and most current audit results.

b.	Testing. Supplier shall perform or cause to be performed testing sufficient to ensure Deliverables performs in accordance with the Specifications. If testing indicates Deliverables does not conform to the Specifications, then Supplier shall promptly notify AT&T, in writing, of such non-conformance before shipment or provision of Deliverables. AT&T will advise Supplier whether Supplier should Deliver the nonconforming Deliverables. In the event AT&T instructs Supplier to Deliver nonconforming Deliverables, Supplier shall not be relieved of any of its obligations hereunder, including warranty obligations. AT&T's receipt of any such nonconforming Deliverables shall not constitute a waiver of any of AT&T's rights, warranties, or remedies under this Agreement or elsewhere.

5.0	Warranties

5.1	Warranties Subject to Warranty Period

For the duration of the Warranty Period:

a.	Supplier warrants (i) that Deliverables are new or refurbished, merchantable, free from defects in design, material and workmanship, and (ii) that Deliverables furnished hereunder shall strictly conform to and perform in accordance with applicable Specifications, drawings, models, samples and industry standards. Notwithstanding the above, it is Supplier's responsibility to provide Deliverables that will work as specified by Supplier in order for Supplier Network to work as Supplier intends.

5.2	Other Warranties; Warranty Survival

The foregoing warranties are the exclusive warranties with respect to this Agreement.

5.3	Representations

a.	Supplier represents and warrants that prior to entering into any agreement resulting in either a (i) Change in Control (other than a Triggering Change of Control) or (ii) Supplier granting a security interest in any of the Deliverables, Supplier shall provide AT&T with an acknowledgment, in a form reasonably acceptable to AT&T, from the counterparty to such agreement that provides: (i) the counterparty has read this Agreement and acknowledges AT&T's rights and Supplier's obligations hereunder; (ii) the counterparty agrees not to take or cause any party to take any action which interferes with AT&T's rights or Supplier's obligations hereunder; and (iii) AT&T is expressly identified as a third party beneficiary of such acknowledgement.

b.	No Triggering Change of Control has occurred or exists.

5.4	FOSS

a.	For purposes of this Section, “FOSS” means any and all freeware, open source software or shareware used or included in, or combined by or on behalf of Supplier with, the Deliverables or otherwise provided by or on behalf of Supplier under this Agreement; and a “FOSS Disclosure” means a complete, current, and accurate listing of all FOSS, which identifies for each FOSS component: (i) the component name; (ii) its version or release number; (iii) its web site URL of origin; (iv) the applicable software license and its version number; (v) the URL where Supplier identifies or sets forth the applicable software license; (vi) a brief (e.g., one-line) description of the purpose of the component; and (vii) how the component is linked within the Deliverables or as otherwise provided. A FOSS Disclosure may be provided in the form of a web site made accessible to AT&T where Supplier posts the foregoing information.

b.	Upon AT&T's request Supplier shall promptly, but in any event within thirty (30) days of such request, furnish to AT&T a FOSS Disclosure that is complete, current and accurate when furnished. Neither response nor non-response by AT&T concerning the receipt or non-receipt of any FOSS Disclosure or any reference to FOSS in the Agreement shall be deemed as acceptance, approval or acquiescence by AT&T that Supplier's use of the FOSS complies with the legal requirements of applicable FOSS license(s), or is suitable for the intent and purposes furnished hereunder. After receiving any FOSS Disclosure, AT&T may, upon written notice to Supplier, ask Supplier to use alternate FOSS (or other alternate software), if AT&T demonstrates that such alternate FOSS is reasonably warranted to avert a risk that the rights of AT&T or its third-party suppliers in any proprietary software will be compromised. In that event, if Supplier cannot or will not use such alternate FOSS, then AT&T may immediately terminate the applicable Order(s), in whole or in part, and/or relevant purchase or funding commitments under this Agreement, without further cost, expense or liability to AT&T.

c.	Supplier represents and warrants to AT&T: (i) that Supplier has satisfied all its obligations to any third parties with respect to all FOSS and the applicable FOSS licenses (including, for example, any obligation to make publicly available the FOSS source code for modifications to such FOSS); (ii) that the FOSS, in the form provided to AT&T, is suitable for the intent and purposes furnished hereunder; (iii) that use of the FOSS in such form for such intent and purposes in no manner creates any added obligation on the part of AT&T (including, for example, the payment of any additional monies), or diminishes, conditions or eliminates any of the rights, title, or interest that Supplier grants AT&T in or to any Deliverables or that Supplier may otherwise provide AT&T under this Agreement; and (iv) that use of the FOSS in such form for such intent and purposes, including, but not limited to, AT&T's use or combination of the FOSS, in the form provided to AT&T, with any proprietary software of AT&T or AT&T's third-party suppliers, does not subject AT&T to any obligation of disclosure or distribution to any third party or to the public of any such proprietary software, or otherwise make such proprietary software subject to the terms of any FOSS license or impair AT&T's or its third-party suppliers' rights, title, or interest in or to such proprietary software.

d.	In the event that AT&T notifies Supplier or Supplier becomes aware of Supplier's noncompliance with any FOSS license term, then in either case, Supplier shall use all reasonable efforts promptly to cure such noncompliance so as to eliminate risks of public disclosure of proprietary software and prevent disruption of any AT&T business activity. Supplier shall promptly notify AT&T of all actions taken by Supplier to cure such noncompliance. Should AT&T receive notice from any third party alleging acts or omissions which, notwithstanding AT&T's use of the FOSS for the intent and purposes furnished hereunder, constitute noncompliance with any FOSS license term, then promptly upon AT&T's notice to Supplier of such allegation, Supplier shall indemnify, defend and hold harmless AT&T against such allegation in accordance with Supplier's obligations to do so as set forth elsewhere in this Agreement, in a manner that preserves any proprietary software of AT&T or its third-party suppliers from any public disclosure obligation or any other FOSS license noncompliance allegations.

e.	If the term “Viral Open Source Software” is defined elsewhere in the Agreements, then in the event of any conflict between the provisions of this Section 5.4 (“FOSS”) and any representations or warranties concerning Viral Open Source Software that may appear elsewhere in the Agreements, this Section 5.4 shall take precedence.

6.0	Confidentiality

6.1	Information

a.	In connection with this Agreement, including Supplier's performance of its obligations hereunder and AT&T's receipt of Work, either Party may find it beneficial to disclose to the other Party (which may include permitting or enabling the other Party's access to) certain of its Information. For the purpose of this clause, AT&T's disclosure of Information to Supplier includes any Information that Supplier receives, observes, collects, handles, stores, or accesses, in any way, in connection with this Agreement. Information of a disclosing Party shall be deemed to be confidential or proprietary only if it is clearly marked or otherwise identified by the disclosing Party as being confidential or proprietary, provided that if it is orally or visually disclosed (including Information conveyed to an answering machine, voice mail box or similar medium), the disclosing Party shall designate it as confidential or proprietary at the time of such disclosure. Notwithstanding the foregoing, a disclosing Party shall not have any such obligation to so mark or identify, or to so designate, Information that the disclosing Party discloses to or is otherwise obtained by the other Party's employees, contractors, or representatives (i) who are located on the disclosing Party's premises; (ii) who access the disclosing Party's systems; or (iii) who otherwise obtain AT&T Information and/or AT&T Customer Information in connection with this Agreement; any such Information so disclosed shall automatically be deemed to be confidential and proprietary. Additionally, the failure to mark or designate information as being confidential or proprietary will not waive the confidentiality where it is reasonably obvious, under the circumstances surrounding disclosure, that the Information is confidential or proprietary; any such Information so disclosed or obtained shall automatically be deemed to be confidential and proprietary. For greater certainty, Information provided by either Party to the other Party prior to the Effective Date of this Agreement in connection with the subject matter hereof, including any such Information provided under a separate non-disclosure agreement (howsoever denominated) is also subject to the terms of this Agreement. Neither Party shall disclose Information under this Agreement that includes, in any form, any of the following: customer or employee personal information, credit card and credit related information, health or financial information, and/or authentication credentials.

b.	With respect to the Information of the disclosing Party, the receiving Party shall:

i.	hold all such Information in confidence with the same degree of care with which it protects its own confidential or proprietary Information, but with no less than reasonably prudent care;

ii.	restrict disclosure of such Information solely to its employees, contractors, and agents (and, in the case of AT&T, also to its Affiliates' employees, contractors, and agents) with a need to know such Information, advise such persons of their confidentiality obligations with respect thereto, and ensure that such persons are bound by obligations of confidentiality reasonably comparable to those imposed in this Agreement;

iii.	use such Information only as needed to perform its obligations (and, if AT&T is the receiving Party, to receive the benefits of the Work provided) under this Agreement;

iv.	except as necessary under the immediately preceding clause (3), not copy, distribute, or otherwise use any such Information or allow anyone else to copy, distribute, or otherwise use such Information; and ensure that any and all copies bear the same notices or legends, if any, as the originals; and

v.	upon the disclosing Party's request, promptly return, or destroy all or any requested portion of the Information, including tangible and electronic copies, notes, summaries, extracts, mail or other communications, and provide written certification within fifteen (15) business days to the disclosing Party that such Information has been returned or destroyed, provided that with respect to archival

vi.	or back-up copies of Information that reside on the receiving Party's systems, the receiving Party shall be deemed to have complied with its obligations under this clause (5) if it makes reasonable efforts to expunge from such systems, or to permanently render irretrievable, such copies.

c.	Except for Customer Information, neither Party shall have any obligation to the other Party with respect to Information which:

i.	at the time of disclosure was already known to the receiving Party free of any obligation to keep it confidential (as evidenced by the receiving Party's written records prepared prior to such disclosure);

ii.	is or becomes publicly known through no wrongful act of the receiving Party (such obligations ceasing at the time such Information becomes publicly known);

iii.	is lawfully received from a third party, free of any obligation to keep it confidential;

iv.	is independently developed by the receiving Party or a third party, as evidenced by the receiving Party's written records, and where such development occurred without any direct or indirect use of or access to the Information received from the disclosing Party,

v.	is collected by the Supplier directly from the Supplier Network (provided that Supplier shall comply with Section 4.1(c); or

vi.	the disclosing Party consents in writing to be free of restriction.

d.	If a receiving Party is required to provide Information of a disclosing Party to any court or government agency pursuant to a written court order, subpoena, regulatory demand, request under the National Labor Relations Act (an “NLRA Request”), or process of law, the receiving Party must, unless prohibited by applicable law, first provide the disclosing Party with prompt written notice of such requirement and reasonable cooperation to the disclosing Party should it seek protective arrangements for the production of such Information. The receiving Party will (i) take reasonable steps to limit any such provision of Information to the specific Information required by such court or agency, and (ii) continue to otherwise protect all Information disclosed in response to such order, subpoena, regulation, NLRA Request, or process of law.

e.	A receiving Party's obligations with respect to any particular Information of a disclosing Party shall remain in effect, including after the expiration or termination of this Agreement, until such time as it qualifies under one of the exceptions set forth in clause (c) above. Notwithstanding anything to the contrary herein, Customer Information shall remain confidential indefinitely and shall never be disclosed or used without the prior written approval of an authorized representative of AT&T.

f.	Notwithstanding anything to the contrary in this Agreement (including in this Section), AT&T understands and acknowledges that Supplier information related to network design, including type and placement of Altitude stations and physical installation, repair, or maintenance shall be considered confidential and proprietary to Supplier, and AT&T may only disclose any such information to the minimum extent required for purposes of installing, repairing, replacing, removing, and maintaining the Material.

6.2	Customer Information

a.	As between Supplier and AT&T, title to all Customer Information and customer proprietary network information (“CPNI”) (as that term is defined in Section 222 of the Communications Act of 1934, 47 U.S.C. §222 (as amended, “Section 222”)) shall be in AT&T. Except as otherwise provided herein, no license or rights to any Customer Information are granted to Supplier hereunder.

b.	Supplier acknowledges that Customer Information received may be subject to certain privacy laws and regulations and requirements, including requirements of AT&T. Supplier shall consider Customer Information to be private, sensitive and confidential. Accordingly, with respect to Customer Information, Supplier shall comply with all applicable privacy laws and regulations and requirements, including the CPNI restrictions contained in Section 222. Accordingly, Supplier shall:

i.	not use any CPNI to market or otherwise sell products to AT&T's customers, except to the extent necessary for the performance of Services for AT&T or as otherwise approved or authorized by AT&T in this Agreement or in writing;

ii.	make no disclosure of Customer Information to any party other than AT&T, except to the extent necessary for the performance of Services for AT&T or except such disclosure required under force of law; provided that Supplier shall provide AT&T with notice immediately upon receipt of any legal request or demand by a judicial, regulatory or other authority or third party to disclose or produce Customer Information; Supplier shall furnish only that portion of the Customer Information that is legally required to furnish and shall provide reasonable cooperation to AT&T should AT&T exercise efforts to obtain a protective order or other confidential treatment with respect to such Customer Information;

iii.	not incorporate any Customer Information into any database other than in a database maintained exclusively for the storage of AT&T's Customer Information;

iv.	not incorporate any data from any of Supplier's other customers, including Affiliates of AT&T, into AT&T's customer database;

v.	make no use whatsoever of any Customer Information for any purpose except to comply with the terms of this Agreement, which includes the operation, maintenance and improvement of the Supplier Network;

vi.	make no sale, license or lease of Customer Information to any other party;

vii.	restrict access to Customer Information to only those employees of Supplier that require access to perform Services under this Agreement;

viii.	prohibit and restrict access or use of Customer Information by any of Supplier's other customers, Supplier's Affiliates, or third parties except as may be agreed otherwise by AT&T;

ix.	promptly return all Customer Information to AT&T upon expiration or termination of this Agreement or applicable schedule or Order, unless expressly agreed or instructed otherwise by AT&T; and

x.	immediately notify AT&T upon Supplier's awareness of (1) any breach of the above-referenced provisions, (2) any disclosure (inadvertent or otherwise) of Customer Information to any third party not expressly permitted herein to receive or have access to such Customer Information, or (3) a breach of, or other security incident involving, Supplier's systems or network that could cause or permit access to Customer Information inconsistent with the above-referenced provisions, and such notice shall include the details of the breach, disclosure or security incident. Supplier shall fully cooperate with AT&T in determining, as may be necessary or appropriate, actions that need to be taken including the full scope of the breach, disclosure or security incident, corrective steps to be taken by Supplier, the nature and content of any customer notifications, law enforcement involvement, or news/press/media contact etc., and Supplier shall not communicate directly with any AT&T customer without AT&T's consent, which such consent shall not be unreasonably withheld

7.0	Limitation of Damages, Indemnities and Insurance. The following subsection shall be added to this Agreement at the end of section 10.2 a., Indemnity, of the Master Agreement:

Supplier shall indemnify, hold harmless, and defend AT&T and its Affiliates, as well as their respective agents, distributors and customers, individually or collectively, as the case may be, in accordance with this Section, against any Loss arising from, or in connection with, or resulting from Supplier's use of Materials and Supplier's Network in providing any services to parties other than AT&T.

8.0	Records and Audits

8.1	Access at Reasonable Times

AT&T shall endeavor to provide no less than ten (10) business days' prior written notice before seeking to invoke its access rights under Section 11.2 of the Master Agreement; provided, however, that AT&T may have access at all reasonable times, notwithstanding the above.

8.2	Preservation of Records

Each Party shall maintain and retain the records set forth in the Subsection above entitled “Audits” during the term of this Agreement and for three (3) years thereafter (unless a discovery or legal hold request is made with respect to such records, in which case such Party shall retain such records until the other Party provides notice that such discovery or legal hold request has expired). Upon notification by a Party of a discovery or legal hold request, the other Party shall fully cooperate with such request and immediately preserve any records covered by such request and promptly provide such records requested by the other Party related to the inquiry. Each Party shall provide to the other Party, upon request, with paper and electronic copies of documents and information reasonably necessary to verify such Party's compliance with this Subsection.

8.3	Audit Expenses

Except as provided in the Subsection of the Master Agreement entitled “Overcharges,” all reasonable out-of-pocket costs and expenses incurred by the auditing Party in connection with an Audit shall be paid by the auditing Party. The audited Party shall be solely responsible for all costs and expenses that the audited Party incurs in connection with its obligations under this Section.

9.0	Termination

9.1	Termination for Cause

a.	If (x) either Party breaches any provision of this Agreement and/or any Order, and (i) if the breach is one that by its nature could be cured, and such breach is not cured within thirty (30) days after the breaching Party receives notice, or (ii) if the breach is one that by its nature cannot be cured, or (iii) if the breach is a violation of Laws, (y) a Change of Control involving [******] occurs, or (z) a Triggering Change of Control occurs, then, in addition to any other applicable remedies set forth in this Agreement, the non-breaching Party shall have the right upon notice to immediately terminate this Agreement and/or any such Order without any obligation or liability. FOR THE AVOIDANCE OF DOUBT, THE UNCURED BREACH OF AN ORDER MAY RESULT IN THE TERMINATION OF THE AGREEMENT AND ANY OUTSTANDING ORDERS.

b.	Failure of the non-breaching Party to immediately terminate this Agreement and/or any Order following (1) a breach which continues longer than such cure period, provided such breach has not been cured prior to the non-breaching Party's provision of a notice of termination, or (2) a breach that cannot be cured or that constitutes a violation of Laws, or (3) a Change of Control involving [******], or (4) a Triggering Change of Control shall not constitute a waiver of the non-breaching Party's rights to terminate.

If the non-breaching Party terminates an Order for cause, then the breaching Party shall (A) refund any amounts the non-breaching Party may have previously paid for Deliverables that the non-breaching Party returns or does not Accept, (B) reimburse the non-breaching Party for any cost incurred in returning Material to Supplier and restoring the non-breaching Party's site to its previous condition. If the non-breaching Party returns or rejects any Material to which title has already passed, then title in such Material shall revert to the breaching Party when the breaching Party satisfies its refund and reimbursement obligations under this Section. The breaching Party bears the risk that such Material may be lost or damaged in transit.

c.	In the event of termination for cause by either Party other than as a result of a Triggering Change of Control, (i) Supplier shall not be required to provide any Technical Information to AT&T unless otherwise provided for in this Agreement or as otherwise directed by AT&T and (ii) Supplier shall have no obligation to continue providing Services or Materials to AT&T.

d.	Notwithstanding anything in this Agreement to the contrary, in the event of termination for cause by AT&T as a result of a Change of Control involving [******], AT&T shall provide Supplier with at least 365 days of transition period at AT&T's professional services fees and data services rate during which time the terms of this Agreement shall continue to apply; provided, however, that Supplier shall take commercially reasonable efforts to end the transition period as soon as reasonably possible. For the avoidance of doubt, the exclusivity provisions continue to apply to any assignee or successor of Supplier.

In the event of a Change of Control involving [******], Supplier shall waive any fees owed by AT&T during the 365 day transition period.

e.	If AT&T terminates this Agreement for Supplier's cause, including, but not limited to, a Triggering Change of Control, then if so directed by AT&T Supplier shall be responsible for the costs associated for AT&T to remove, uninstall and destroy the Deliverables and shall reimburse AT&T the costs of any Equipment purchased.

f.	Transition Services - Supplier and AT&T shall enter into a Transition Services Agreement that will outline at a minimum the terms below, solely as and E911 necessary to allow AT&T to continue providing the Z-Axis Services for FirstNet and E911 applications and services provided to Primary and Extended Primary FirstNet users, should there be a Change of Control involving [******] for the duration of Supplemental Agreement No. 44300.S.002.

1.	The system will be used only for FirstNet and E911 applications and services provided to Primary and Extended Primary FirstNet users and not for any other purposes.

2.	AT&T would pay for the prevailing service fees as agreed upon in this Agreement for the remainder duration of this Agreement.

(i)	Rates AT&T will pay for FirstNet will remain fixed for the remainder duration of this Agreement.

3.	AT&T will be granted an option, to be exercised during the term of the Transition Services Agreement, to purchase the System at fair market value to be negotiated by the Parties.

4.	Features will be frozen on the date of the transfer and AT&T will have the option to purchase upgrades as and when available.

5.	Z-Axis data, including data collected or created by the Z-Axis SDK, NNCS, NextNav Cloud software, or the [******] stations will solely be used for providing ‘Z' axis service for FirstNet and E911. The data may not be used, directly or indirectly, to calibrate, improve or modify any database that can be used to determine the location of any device or group of devices by accessing such database.

6.	NextNav will escrow and provide the source code from the escrow and supporting license grants for NNCS and Z- Axis SDK to AT&T.

7.	NextNav will provide AT&T the rights to distribute the NNCS and Z-Axis SDK in object code form to OEM's and applications vendors.

8.	NextNav will escrow and provide source code from the escrow and supporting license grants for [******].

9.	NextNav will escrow and provide AT&T object code for the NextNav Cloud from the escrow and supporting license grants.

10.	NextNav will train AT&T engineers on the source code of the NNCS and Z-Axis SDK, [******].

11.	NextNav will train AT&T engineers on the operation and maintenance (e.g. database re-sets) of the NextNav Cloud.

12.	AT&T will have the option to request up to three engineers to transfer over to AT&T.

13.	All licenses will be restricted to provide support for FirstNet and E911 applications and services (e.g. Z-Axis SDK shall be made available only as part of the FirstNet app store).

14.	AT&T will be responsible for all ‘transition' costs and hosting costs for the cloud infrastructure.

15.	AT&T will have rights to operate and maintain the NextNav Cloud and [******].

9.2	Termination for Convenience

Neither Party shall be allowed to terminate this Agreement for convenience.

10.0	Miscellaneous

10.1	Assignment and Delegation

Upon assignment, delegation or other transfer by either Party, the other Party shall have thirty (30) days to review and terminate this Agreement at their discretion, and AT&T may terminate and discontinue supporting the Deliverables hereunder, except as follows: AT&T may assign its rights, or delegate its duties, or both, in whole or in part: to any present or future Affiliate of AT&T, to any lender providing financing to AT&T, or to any third party that assumes the operation of or otherwise acquires any substantial portion of the business of AT&T affected by this Agreement or an Order; and Supplier may subcontract its performance subject to the Section of the Master Agreement entitled “Use of Subcontractors.” Each Party may assign its right to receive money due hereunder, but any assignment of money is void to the extent (a) the assignor fails to give the non-assigning Party at least thirty (30) days prior notice, (b) the assignment purports to impose upon the non-assigning Party additional costs or obligations in addition to the payment of such money, or (c) the assignment purports to preclude AT&T from dealing solely and directly with Supplier in all matters pertaining to this Agreement. Any assignment, delegation or transfer for which consent is required hereby and which is made without such consent given in writing is void, notwithstanding the foregoing, AT&T shall have the right to terminate this Agreement at its discretion at any time following a Triggering Change of Control.

10.2	Services Provided by Supplier to Third Parties

a.	In the event that Supplier chooses to use the Materials and Supplier's Network to provide services to parties other than AT&T, Supplier acknowledges and agrees that:

(a)	AT&T is facilitating Supplier's collection of data from Supplier's Network only for the purpose of allowing Supplier to provide services purchased by AT&T under the Master Agreement;

(b)	AT&T is not facilitating Supplier's collection of data from Supplier's Network for the purpose of allowing Supplier to provide services to parties other than AT&T;

(c)	any services provided by Supplier to parties other than AT&T are not endorsed by AT&T;

(d)	Supplier is solely responsible for complying with all applicable laws and regulations in providing such services; and

(e)	Supplier bears the exclusive liability for all such services including, but not limited to, Supplier's obligations under Section 7 of this Agreement.

b.	NextNav is solely responsible for ensuring compliance with all applicable privacy and data security laws arising from the use of the Equipment.

10.3	Government Contracting Provisions

To the extent that any Statement of Work or Order indicates that Supplier's performance is subject to certain executive orders (including E.O. 11246 and E.O. 13201) and statutes (including Section 503 of the Rehabilitation Act of 1973, as amended; the Vietnam Era Veteran's Readjustment Assistance Act of 1974; Section 8116 of the Defense Appropriations Act for Fiscal Year 2010 (Pub. L. 111-118); and the Jobs for Veterans Act) pertaining to government contractors, Supplier shall comply with such executive orders and statutes, and their implementing regulations, as amended, and fulfill the obligations of a contractor under the statutes and rules set forth on Appendix D - Provisions Relating to Government Contracts.

The Deliverables described in this Agreement shall be subject to Appendix E - FirstNet Authority Flow Down Provisions.

10.4	Entire Agreement

This Agreement, including all appendices, exhibits, attachments and documents incorporated by reference, constitutes the final, complete, and exclusive expression of the Parties' agreement on the matters contained in this Agreement. The terms of this Agreement and an applicable Order, together with Master Agreement No. 44300.C shall govern in lieu of all other pre-printed, standardized or other provisions that may otherwise appear in any other paper or electronic record of either Party (such as standard terms on order or acknowledgment forms, advance shipping notices, invoices, time sheets, and packages, shrink wrap terms, and click wrap terms). All prior written and oral negotiations and agreements, and all contemporaneous oral negotiations and agreements, between the Parties on the matters contained in this Agreement are expressly merged into and superseded by this Agreement, except for Master Agreement No. 44300.C and any Orders placed pursuant thereto. The Parties do not intend that the provisions of this Agreement be explained, supplemented, or qualified through evidence of trade usage or any prior course of dealings or any course of performance under any prior agreement. In entering into this Agreement, neither Party has relied upon any statement, estimate, forecast, projection, representation, warranty, action or agreement of the other Party except for those expressly contained in this Agreement. There are no conditions precedent to the effectiveness of this Agreement other than any expressly stated in this Agreement.

10.5	Transmission of Original Signatures and Executing Multiple Counterparts

Original signatures transmitted and received via facsimile, other electronic transmission of a scanned document (e.g., pdf or similar format), and digital signatures meeting the requirements of the Uniform Electronic Transactions Act or the Electronic Signatures in Global and National Commerce Act, are true and valid signatures for all purposes hereunder and shall bind the Parties to the same extent as that of an original signature. This Agreement may be executed in multiple counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute only one document.

10.6	Points of Contact for this Agreement

The Parties shall engage the following individuals only with regard to this Agreement. This clause does not replace the Notices provision in the Master Agreement.

For AT&T:

Name: [******]

Email: [******]

Phone: [******]

For Supplier:

Name: [******]

Email: [******]

Phone: [******]

10.7	Financial Statements. Supplier shall provide to AT&T quarterly financial statements within 45 days of the end of each quarter.

10.8	Exclusivity Rights.

10.8.1	Exclusivity for Public Safety. During the Exclusivity Period as defined in Section 10.8.2 , and subject to the condition set forth in Section 10.8.3, Supplier shall take all commercially reasonable steps to ensure that its Z-Axis services and Z-Axis SDK are only made available to Public Safety by, or with the consent of, AT&T (the “Exclusivity Rights”). Such commercially reasonable steps include, but are not limited to, the following prohibitions:

1.	Supplier shall not, directly or indirectly, provide its Z-Axis services and Z-Axis SDK to any national or super regional competitor of AT&T or any of its Affiliates unless: (a) Supplier first provides at least 30 days prior notice to AT&T; and (b) Supplier obtains, in writing, an acknowledgement and agreement by the competitor that it will not, directly or indirectly, sell, market or otherwise make available, Supplier's Z-Axis services or a Host Mobile Application that incorporates Supplier's Z-Axis SDK to Public Safety;

2.	Supplier shall not, directly or indirectly, provide its Z-Axis services or Z-Axis SDK to any app developer for use in a Host Mobile Application made available to Public Safety unless the app developer first agrees to: (a) join the FirstNet Application Developer Program; (b) submit its Hosted Mobile Application for certification by FirstNet; and (c) limit the distribution and use of its Host Mobile Application to Public Safety to the FirstNet App Catalog;

3.	Supplier's Z-Axis Licensing Agreement shall notify all licensees that they shall not market or sell, directly or indirectly) a Host Mobile Application that incorporates Supplier's Z-Axis SDK to Public Safety without Supplier's consent (Supplier's consent to be provided only with AT&T's express consent); and

4.	Such other prohibitions and restrictions on the provision of Supplier's Z-Axis services and Z-Axis SDK to Public Safety as AT&T may reasonably request.

In the event that AT&T discovers that Supplier's Z-Axis services and/or Z-Axis SDK have been made available to Public Safety by any entity or individual without the consent of AT&T during the Exclusivity Period, AT&T shall provide written notice to Supplier setting forth the details of the interference with AT&T's sole and exclusive use and benefit of Supplier's Z-Axis services and Z-Axis SDK to provide Z-axis services to Public Safety. Within 30 days after receipt of AT&T's notice, Supplier shall terminate such entity's or individual's access to Supplier's Z-Axis services or Z-axis SDK and take all commercially reasonable steps to restore AT&T's sole and exclusive use and benefit of Supplier's Z-Axis services and Z-Axis SDK to provide Z-axis services to Public Safety. Supplier's failure to timely remediate any interference after notice from AT&T shall constitute a breach of this Agreement.

10.8.2	Exclusivity Period. The Exclusivity Period shall begin with the Effective Date and end on the sooner of (a) twelve (12) months after Supplier Network Ready Date (“NRD”); or (b) August 31, 2021, provided that Supplier has not contributed to any delay in the Supplier Network Ready Date. In the event that Supplier has contributed to a delay in the Supplier Network Ready Date, the Exclusivity Period shall be extended for the time attributable for Supplier's delay.

10.8.3	Condition for the Exclusivity Rights. The Exclusivity Rights shall be contingent upon AT&T's satisfaction of the following condition:

a.	AT&T has embedded the Z-Axis SDK in at least two (2) Hosted Mobile Applications (including one (1) high profile application, e.g. Push-to-Talk application) by August 31, 2020. AT&T may seek up to a two (2) month extension of this deadline, not to be unreasonably withheld by Supplier,

10.8.4	LVA Integration Costs. As further consideration for the Exclusivity Rights, upon Supplier's submission of a FirstNet approved LVA app, and execution of the LVA Agreement AT&T shall waive all integration costs set forth the in the LVA Agreement.

[Remainder of page intentionally blank; signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representative.

NextNav LLC		AT&T	Services, Inc.

B y:	NextNav Holdings, LLC, Its Manager

By:	/s/ Ganesh Pattabiraman	By:	/s/ Amanda Mesa
Name:	Ganesh Pattabiraman	Name:	Amanda Mesa
Title:	Chief Executive Officer	Title:	Sr. Sourcing Manager
Date:		Date:

Appendix A -- Definitions

“Bankruptcy Event” means Supplier (i) is dissolved; (ii) becomes insolvent (as such term is defined under Section 101(32) of the Bankruptcy Code; (iii) seeks or becomes subject to the appointment of a trustee, administrator, receiver, custodian, or other similar official duly appointed under applicable law to liquidate, wind down or administer all or substantially all of its assets; (iv) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (v) institutes or has instituted against it a bankruptcy or insolvency proceeding under any federal or state bankruptcy or insolvency code or similar law of any country; (vi) has a resolution passed for its winding-up or liquidation; or (vii) makes a public announcement that Supplier intends to file bankruptcy, dissolve, wind-down its business or liquidate.

“Change of Control” means: (a) the direct or indirect sale or transfer of more than 50 % of the equity securities of the Supplier (or any of its affiliates), or direct or indirect sale or transfer of a majority of the voting power in the Supplier (or any of its affiliates), to a Person or individual (or group of Persons or individuals acting together), in one or more transactions; (b) any transaction which has the effect of a change in the management or operation of the Deliverables and Supplier Network; or (c) the sale of all, or substantially all of any of the Supplier's assets, including, without limitation, its intellectual property. For the avoidance of doubt, the sale or transfer of any intellectual property (or more than 50% of the equity securities of any entity which directly or indirectly owns such intellectual property) used in the Deliverables in this Agreement and in Agreement 44300.S.002 (the “AT&T Use Intellectual Property”) shall be deemed a Change of Control. For the sake of clarity, the reorganization of Supplier from a limited liability corporation into a corporation under subchapter C of the code of the Internal Revenue Service (i.e., C Corporation) shall not constitute a Change of Control.

“Customer Information” includes, to the extent received, observed, collected, handled, stored, or accessed, in any way, in connection with this Agreement: AT&T's or its Affiliates' customers' names, addresses, and phone numbers, any such customer's or its employee's personal, health or financial information, authentication credentials, Internet activities, history, and/or patterns of use, information concerning accounts, network performance and usage information, web browsing and wireless application information, location information, any other information associated with a customer of AT&T or its Affiliates or with persons in the household of a customer of AT&T or its Affiliates, and any information available to AT&T, its Affiliates and/or the suppliers of AT&T or its Affiliates (for avoidance of doubt, including Supplier) by virtue of AT&T's or its Affiliates' relationship with customers as a provider of mobile and non-mobile communications, Internet, data, video, information or other services, including the quantity, technical configuration, location, type, destination, and amount of use of communications or other services subscribed to, and information contained on the bills of AT&T's or its Affiliates' customers. [******]

“Outage Event” means any act or omission of Supplier that results in a complete loss of Service and for which no workaround exists; provided, however, that losses of Services that are caused in full or in part by AT&T, any third party, or weather events do not constitute Outage Events.

“Public Safety” means:

a.	Any individual or entity (however organized, including, but not limited to, public agencies, departments, volunteer organizations, or for profit organizations) engaged in the provision of police services, fire protection and/or firefighting services, and emergency medical services to the public;

b.	Any general medical and/or surgical hospital with an emergency department or trauma center;

c.	Any freestanding emergency department or trauma center;

d.	Doctors and nurses employed by, or affiliated with, (b) or (c) above;

e.	Federal, state or local emergency management agencies;

f.	Any individual or entity (however organized, including, but not limited to, public agencies, departments, voluntary organizations, for profit organizations and) engaged in the provision of emergency (911) call handling or dispatch or performing the functions of a Public Safety Answering Point; and

g.	The National Guard and any of its individual members;

h.	Entities that directly support the entities or individuals described in a. through g. above. For purposes of the Exclusivity rights Public Safety is limited to a. through g. above.

“Protective Provisions” means the addendum to the Master Agreement, which affords AT&T certain protections with respect to AT&T's expected benefits from the various agreements between the Parties, that will be entered into between Supplier and AT&T; the Protective Provisions will include but not be limited to a software escrow for the Deliverables required so AT&T may ensure it has all necessary elements required for the proper operation of the Deliverables including, but not limited to the Z-Axis SDK, the NextNav Client Software, Supplier's proprietary cloud software required to calculate the Z-Axis, any other software or hardware required to maintain continuity of service of the location services and Supplier Network (the “Escrow Materials”), protections against Restricted Entities, jurisdictional or offshoring adjustments if necessary, and identification of dedicated service individuals and secondment provisions covering the dedicated service individuals. The Protective Provisions shall include a present grant of licenses to the Escrow Materials, and provisions for the release of the materials on deposit in the software escrow upon the occurrence of certain events.

“Restricted Entity” means (i) ZTE Corporation, Huawei Technologies Co., Ltd., AO Kaspersky Lab, Hytera Communications Company, Hangzhou Technology Company, or Dahua Technology Company, or an Affiliate of any entity listed in this clause (i); and (ii) any other entity identified from time-to-time by AT&T in a written notice to Supplier whose ownership of any interest relating to, or involvement in, this Agreement or the matters contemplated in this Agreement will materially jeopardize AT&T's or its Affiliates' ability to bid on or receive an award for procurement contracts or maintain existing contracts with the U.S. federal government or agencies thereof.

“System” means collectively the NextNav Cloud, [******] equipment, NNCS, Z-Axis SDK, and corresponding software that Supplier will provide to AT&T as part of the Transition Services Agreement.

“Transition Services Agreement” means the addendum to the Master Agreement, which affords AT&T certain protections with respect to AT&T's expected benefits from the various agreements between the Parties, that will be entered into between Supplier and AT&T; the Transition Services Agreement will include protections against Changes of Control by [******].

“Triggering Change of Control” means (i) a Restricted Entity acquires more than 20% direct or indirect ownership interest in the equity securities of Supplier (or any of its Affiliates), (ii) a Restricted Entity obtaining a representative on the board of directors of Supplier, or (iii) a Restricted Entity becomes a lender to Supplier or manages or operates any assets of Supplier.

For the purposes of this Agreement only, the term “Supplier Network” includes: (i) Supplier's proprietary network, hardware and software, and any features, functionalities, generated data/outputs and components thereof including, without limitation, Supplier's software development kit (SDK), and client software (NNCS); and (ii) the AT&T Network Assets made available by AT&T to Supplier for the purposes of Supplier supplying services to AT&T under this Agreement, subject to the provisions of Section 1.2(e) of Appendix B (“AT&T Network Assets”).

Appendix B - Description of Deliverables and Pricing

Supplier shall provide the Deliverables in accordance with any Specifications set forth below for the Prices set herein:

Rev. August 6, 2019

1.	DESCRIPTION OF MATERIAL AND/OR SERVICES:

1.1	Background and Scope

In February 2012, Congress created the First Responder Network Authority (“FirstNet Authority”), which was to oversee the creation of a nationwide interoperable broadband network for the first responders and those who directly support them. In March 2017, the FirstNet Authority awarded AT&T the contract to build this first responder network. Since the awarding of the contract, AT&T has dedicated the necessary AT&T personnel and resources (the “AT&T FirstNet Program” team) and has been building and operating the FirstNet platform (“FirstNet Platform”) which provides emergency responders with the first high-speed, nationwide network dedicated to public safety, also known as the National Public Service Broadband Network (“NPSBN”). The FirstNet Platform consists of the NPSBN, as well as a variety of ancillary programs of features and services, including an online marketplace used for the sale and distribution of apps and services specifically developed for first responders (the “FirstNet App Catalog”).

Pursuant to Section 1.2 of Appendix B of this Agreement, the Parties agreed that certain Supplier [******] sensor equipment (collectively that may be called the “Altitude Station(s)” as further defined in Section 4. Equipment) will be installed on AT&T owned or leased premises collocated in AT&T's network. This Agreement sets forth the terms for the collocating of the [******] equipment at AT&T's owned or leased premises.

Defined terms not otherwise defined in this Agreement shall have the same meaning as set forth in the Master Agreement.

1.2	Services and/or Specifications

a.	Purchase price. Supplier shall provide the necessary [******] network sensor equipment for a one-time payment of $[******] per [******] and required installation materials to AT&T and the grant by AT&T to Supplier of the sole and exclusive right to access, use, and manage such equipment for the term of this Agreement.

Title shall pass to AT&T upon delivery by Supplier to AT&T of the [******] network sensor equipment. AT&T will not, nor will it permit any of its Affiliates or Subsidiaries to, sell or transfer title of the [******] network sensor equipment to any third party without the prior written permission of Supplier.

AT&T will install the [******] equipment provided by Supplier to the AT&T FirstNet Program team at AT&T owned or leased facilities, which may include cellular sites, commercial business facilities and collocation facilities.

1)	Supplier altitude system coverage in any county in which service is provided typically will cover 80% or more of the properties with three (3) or more stories.

2)	Supplier anticipates that approximately [******] Altitude Stations will be required for the 52 AT&T operational markets to have the [******] installed in as determined by the Parties and as outlined in Appendix C - “Z-Axis Markets” and as may be updated upon mutual written agreement by the Parties from time to time.

3)	The total number of identified [******] altitude sensors needed will be based on a final Supplier provided network design and subject to mutual agreement by the AT&T FirstNet Program team and Supplier.

4)	Supplier's final design will provide specific detail within each of the markets selected.

b.	Warranty:

Supplier will provide new or refurbished replacement [******] kits for failed Altitude Station units at no cost to AT&T. Replacement options will be identified by the relevant Supplier trouble ticket and shall be based on the following approach:

●	[******];

●	[******].

●	Ultimately, it is Supplier's responsibility to provide Altitude Stations that work as specified by Supplier.

[******] the Altitude Stations have an estimated MTBF (Mean Time Between Failure) of ten (10) years and very low failure rate.

c.	Supplier must provide the following key deliverables to AT&T:

1)	Installation Manual

2)	Final Schedule for market roll-out/deployment

3)	Market designs (i.e., Locations of Equipment pursuant to this Agreement)

4)	Weekly reports during the installation phase - providing status on the progress of the installation - report to be reviewed at the Weekly Joint/Sync meeting

5)	Jointly develop processes for installation and maintenance of the Altitude Stations, including sparing and RMA

d.	Major Milestones -

1)	Within thirty (30) days of the Execution of this Agreement Supplier will provide AT&T a detailed schedule for installation in all selected markets. The Deployment Schedule will be maintained as a separate deliverable which may be revised from time to time as agreed to by both parties.

2)	November/October 2019: Supplier will begin shipping Altitude Stations to AT&T for installation in the Controlled Introduction Market, which is the San Francisco/San Jose market.

3)	October/November 2019 - end August 2020: AT&T will purchase and use its best efforts to deploy and install [******] equipment according to the Deployment Schedule agreed to by the Parties.

4)	November 2019 - end September 2020: Supplier will complete the requisite calibration and integration with Supplier's cloud provider of the Altitude Stations installed in the agreed to markets by AT&T.

Supplier and AT&T will make all commercially reasonable efforts to ensure that the delivery schedule of Altitude Stations is adhered to. During the period of the delivery schedule, AT&T and Supplier will meet on at least a semimonthly basis to review projected and actual market installation dates. For any market where installation is more than sixty (60) days behind the agreed upon delivery schedule, AT&T and Supplier will develop a mutually agreeable modified schedule for the installation and associated AT&T payments.

e.	AT&T Network Assets

For avoidance of doubt, the parties recognize that AT&T will make certain of its network assets available to Supplier for its use in providing Services to AT&T under this Agreement, including, but not limited to, the [******] equipment, AT&T's owned or leased facilities, AT&T provided power and the equipment used to deliver it, AT&T backhaul services and the facilities used to deliver them, and AT&T maintenance equipment and operating systems, are and will remain the property of AT&T (the “AT&T Network Assets”). The AT&T Network Assets are made available under this Agreement to Supplier for use as part of Supplier's Network for the purpose of Supplier supplying AT&T services under this Agreement. Supplier specifically disclaims any right of ownership, whether in law or at equity, to any of the AT&T Network Assets. AT&T shall have no obligation to make the AT&T Network Assets available to any third party, including, but not limited to, any of Supplier's successors, assigns or transferees, without AT&T's express written consent

2.	ROLES AND RESPONSIBILITIES

Table 1: Joint AT&T and Supplier Responsibilities
Function (Joint)	Clarifying Notes
Altitude Station Certification	●	Supplier is responsible to comply with all certifications deemed necessary by AT&T as pre-requisite to installation in the AT&T network.

	●	Supplier must submit the Altitude Station for RAN/Device Aggression testing and CSO Security Certification.

	●	AT&T will conduct the actual certifications deemed necessary.

Market Selection	●	Joint activity between AT&T and Supplier. Supplier to use information provided by the FirstNet Project Team (using information provided by FirstNet sales channels) to finalize the coverage in the selected markets. AT&T's FirstNet Project team is responsible for confirming Market Selection and coverage based on FirstNet needs within the market

Installation and Maintenance Process	●	Supplier must work with AT&T to develop installation processes that align with AT&T's current best practices.

	●	Supplier must work with AT&T to develop maintenance/repair processes that align with AT&T's current best practices. Supplier recognizes that all maintenance and repair processes may be limited or modified in a Force Majeure event.

Table 2: Supplier Responsibilities
Function (Supplier)	Clarifying Notes
Market Design and Site Survey/Selection for collocation	●	Supplier is basing site selection from a list of 89+K cell site locations for collocation and on a set of rules AT&T has agreed to for site selection; specifically selecting sites within market that have shelter or outdoor cabinets.

	●	Market design process will be iterative until the final site selection is agreeable to both Parties. The goal is to eliminate or minimize the number of sites that require lease amendments or 3rd party installers.

Hardware Development and compliance to AT&T standards	●	Supplier to ensure that the Altitude Stations meet/satisfy the relevant AT&T standards for h/w installed at cell sites as defined in table-3 “Hardware Standard” below.

Altitude Station Kit	●	Supplier will provide to AT&T the Altitude Station Kits (all parts required for the installation).

The Altitude Station Kits will include:
[******]

	●	Supplier is responsible for shipping the Altitude Stations to AT&T Warehouse.

Installation & Maintenance (Costs)	●	Supplier will be responsible for the costs associated with the installation and maintenance of the equipment outlined herein in the amounts identified below.

Installation Guide	●	Supplier is responsible for providing AT&T with the detailed Installation guide - demonstrating the possible ways to install the Altitude Station depending on the shelter/structure at the site selected for collocation.

Service Integration	●	Executing device Calibration and Communication Testing (per Altitude Station) and then overall per Market.

Configuration Management	●	Supplier will configure updates to the Altitude Stations remotely over the air.

Table 2: Supplier Responsibilities
Function (Supplier)	Clarifying Notes
Altitude Station Monitoring	●	Supplier will monitor the Altitude Stations from Supplier's existing NOC.

	●	The Supplier NOC will respond to alarms, triage issues (including low voltage), apply remote fixes and escalate issues (via email) to AT&T when field repair is needed.

Sparing		[******]

	●	[******]

	●	Spares will be provided and replenished for $[******] per unit.

RMA (Shipping)	●	Supplier will pay the shipping cost for the initial delivery of equipment, and to return failed equipment removed from the field.

Reports	●	Supplier will provide to AT&T a weekly status report of the installation progress.

	●	Supplier must provide to AT&T a monthly outage report including: market, reason for outage; service impact, and how long it took to repair.

Refurbishment	●	Supplier will supply new or refurbished Altitude Stations [******] to AT&T for installation

Costs	●	Supplier shall be responsible for the following costs associated with this Agreement:

	1.	AT&T's fees and costs associated with installing the [******];

	2.	AT&T's fees and costs associated with maintaining the [******];

	3.	The costs associated with reviewing leases and lease amendments for potential installation of the [******];

	4.	The costs associated with pre-installation surveys.
	5.	Supplier shall $5,000,000 toward the installation of the [******] that will also cover the cost to review leases to ensure the [******] may be installed on such premises and for maintaining Supplier's Network. AT&T shall invoice Supplier at the end of each month for all installations performed in the month, and such invoices shall be due within thirty (30) days.

	6.	LTE backhaul service starting at the end of the 3rd year of this Agreement if so required by the terms of Section 1.3 (a) of this Agreement; and

	7.	Power for Supplier's Network starting at the end of the 3rd year of this Agreement if so required by Section 1.3 (a) of this Agreement.

Table 3: AT&T Responsibilities
Function (AT&T)	Clarifying Notes
Hardware Standard	●	AT&T will provide the AT&T hardware standards for DC Power and ground wiring to Supplier: approved wire type; approved wire size to DC plant; ground wire size; approved connection lugs surge protector.

	●	AT&T will review Supplier hardware design and certify that it meets the standard for installation.

	●	AT&T will permit Supplier to purchase under their vendor pricing.

Power	●	AT&T will provide and pay for access to -48V DC power required for the Altitude Stations and battery or generator backup as available pursuant to the Agreement.

Data Backhaul	●	Supplier will use AT&T's network to provide the data backhaul required to transfer the data from the Altitude Stations and MBS sites to Supplier's cloud and servers pursuant to the Agreement.
Altitude Station Procurement	●	AT&T will follow its regular EPL (Equipment Procurement and Logistics) process to procure the Altitude Stations. Among other things, AT&T will issue a purchase order to Supplier for the total quantity of Altitude Stations required.

	●	Supplier will ship ordered equipment as it becomes available to the warehouse in St. Louis.

	●	AT&T will distribute the equipment to installation work sites as necessary.

Warehousing	●	AT&T's CSSL (Critical Spare Staging Location) will receive Installation Kits (Includes Sensor) and deliver to P&Ds after receiving the electronic ERF (Equipment Release Form) from the Market Equipment Manager.

Installation	●	AT&T responsible for pre-installation site surveys if deemed necessary by AT&T.

	●	AT&T will be responsible for installation of the Altitude Stations according to the installation guide and network designs provided by Supplier at Supplier's cost.

Table 3: AT&T Responsibilities
Function (AT&T)	Clarifying Notes
Installation Process	●	AT&T's RAN C&E (Construction and Engineering) team owns developing process flows and MOP to guide the Wireless ECO Field Technicians thru the installation of the Altitude Station. (i.e., work flow, ticket handling, ticket creation definition, and automation of ticket creation for install and maintenance.)

Sparing	●	AT&T will provide a shipping address and a Point of Contact for shipping the spares

Installation (build)	●	Once delivery of the installation kit to the P&D, (Parts and Distribution) is confirmed, a ticket will be created to dispatch field tech to perform installation:

		●	Installation will be project managed in Market

		●	Field Tech will pick up equipment at the P&D

		●	Field Tech will perform the installation

		●	Field Tech will work with Supplier to close out the installation (including contacting the Supplier NOC to complete the Calibration and Communication Testing)

Ticket Creation (Maintenance)	●	(Pre-requisite: Supplier has completed Triage) Supplier sends notification to AT&T RAN Reliability Center (RRC) compliant with the AT&T approved formatted email; RRC creates an internal trouble ticket to dispatch internal resources to support repair of Altitude Station(s).

Table 3: AT&T Responsibilities
Function (AT&T)	Clarifying Notes
Maintenance/Repairs	●	Field Technician will be dispatched to do the repair

	●	Field Tech will pick up replacement equipment at P&D

	●	Field Tech will perform the repair (within 7 calendar days of Supplier notification, dependent upon the sophistication of repairs required)

	●	Field Tech will work with Supplier to close out the repair (including contacting the Supplier NOC to complete the Calibration and Communication Testing)

RMA (Shipping & Returns)	●	AT&T Supply Chain Management will package and ship equipment removed from the field back to Supplier.

	●	AT&T will pay the shipping cost for the return of equipment removed from the field (except with respect to failed equipment where Supplier will pay for all return costs).

Lease Reviews	●	AT&T will be responsible for conducting lease reviews and/or amendments as deemed necessary by AT&T.

3.	MARKETS

The markets that have been selected and agreed upon by Supplier and AT&T FirstNet Program team are described in Appendix C - “Z Axis Markets”, as may be updated from time to time upon mutual written agreement of the Parties.

4.	[******]

[******]

5.	ACRONYMS USED IN THE DOCUMENT:

Acronym	Definition
CSSL	Critical Spares and Staging Location
P&D	Parts and Distribution
ERF	Equipment Release Form
EPL	Equipment Process and Logistics
[******]	[******]
[******]	[******]
NOC	Network Operations Center
C&E	Construction and Engineering (RAN)
NOC	Network Operations Center
ECO	Engineering Construction and Operations
MTBF	Mean Time Between Failure

Technical and Contractual Points of Contact for both Parties

AT&T: [******]

Work Address: [******]

Email: [******]

Phone: [******]

NextNav: [******]

Work Address: [******]

Email: [******]

Phone: [******]

Appendix C - [******]

APPENDIX D - [******]

APPENDIX E - [******]